Exhibit 10.135

AMENDMENT NO. 8

AMENDMENT NO. 8 (this “Amendment”), dated as of March 17, 2004, between ThermoView Industries, Inc. (“Company”) and GE Capital Equity Investments, Inc. (“GE Capital”).

W I T N E S S E T H:

WHEREAS, Company and GE Capital are parties to that certain Securities Purchase Agreement, dated as of July 8, 1999 (as from time to time amended, restated, supplemented or otherwise modified, the “Purchase Agreement”, and unless the context otherwise requires or unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement); and

WHEREAS, Company has requested certain amendments to the Purchase Agreement as more particularly described in this Amendment; and

WHEREAS, GE Capital is willing to amend the Purchase Agreement as more particularly described in this Amendment upon the condition, among others, that Company execute and deliver this Amendment in favor of GE Capital;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and on the terms and subject to the conditions as hereinafter set forth, the parties hereto agree as follows:

SECTION 12.  AMENDMENTS TO THE PURCHASE AGREEMENT.  Effective as of the Effective Date (as defined herein), the Purchase Agreement is amended as follows:

12.1         By amending and restating Section 2.6(a) of the Purchase Agreement as follows:

“(a)  Company shall pay interest to Purchaser, quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 1999 (each, an “Interest Payment Date”), at a rate equal to 8% per annum, based on a year of 360 days for the actual number of days elapsed, and based on the principal amount outstanding from time to time under the Note; provided, however, that during the period commencing October 1, 2003 through and including September 30, 2004 any interest not paid by the Borrowers in cash on the date such interest is due shall be paid-in-kind and added to the principal amount then outstanding (the amount of interest that would otherwise have accrued except by reason of this proviso is referred to as “Deferred Interest”) on each Interest Payment Date.  Commencing on October 1, 2004 and for each day thereafter, interest on the Note shall be paid (on the principal amount thereof, including all Deferred Interest) solely in cash on each Interest Payment Date.”

12.2         By amending and restating Section 5.1(h) of the Purchase Agreement as follows:

“(h) (i)  Fixed Charge Coverage Ratio.  Company will maintain, as of the last day of each calendar quarter for the applicable period of measurement set forth below, a Fixed Charge Coverage Ratio of not less than the following for such period:

PERIOD/CALENDAR QUARTER	FIXED CHARGE COVERAGE RATIO
Nine months ending on September 30, 2004	1.00 to 1.00
Twelve months ending on December 31, 2004	1.00 to 1.00
Twelve months ending as of the end of each calendar quarter thereafter	1.00 to 1.00

(ii)  Minimum EBITDA.  Company shall have, as of the last day of each calendar quarter for the applicable period of measurement set forth below EBITDA of not less than the following for such period:

PERIOD/CALENDAR QUARTER	MINIMUM EBITDA
Six months ending on June 30, 2004	$800,000
Nine months ending on September 30, 2004	$2,000,000
Twelve months ending on December 31, 2004	$3,000,000
Twelve months ending on March 31, 2005	$3,120,000
Twelve months ending on June 30, 2005	$3,440,000
Twelve months ending on September 30, 2005	$3,850,000
Twelve months ending on December 31, 2005	$3,800,000
Twelve months ending on March 31, 2006	$4,070,000
Twelve months ending on June 30, 2006	$4,430,000
Twelve months ending as of the end of each calendar quarter thereafter	$4,430,000

(iii)  Current Ratio.  Company and its Subsidiaries on a consolidated basis shall maintain a Current Ratio of not less than 1.00 to 1.00 as of the end of each calendar quarter, commencing with the calendar quarter ending September 30, 2004.

For purposes of each of the above financial covenants, the following terms shall have the following meanings:

(i)            “Capital Expenditures” means, for any period, all payments for any fixed assets, or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP and which payments have been made from funds of Company other than funds borrowed by Company and its Subsidiaries.

(ii)           “Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding debts due from Affiliates.

(iii)          “Current Liabilities” means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year.

(iv)          “Current Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) Current Assets to (b) Current Liabilities.

(v)           “Fixed Charges” shall mean, with respect to Company for any period, the aggregate of all consolidated interest expenses paid or accrued, plus Capital Expenditures, plus obligations with respect to capital leases, plus the Reimbursement Obligations, plus cash income taxes payable, plus amounts paid to preferred shareholders, plus fees and scheduled payments of principal with respect to Indebtedness, in all cases during such period by Company and its Subsidiaries.

(vi)          “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) EBITDA of such Person for such period to (b) the Fixed Charges of such Person for such period.

(vii)         “EBITDA” means, for any period (a) net income (or the deficit if expenses and charges exceed revenues and proper income items) increased by (b) all amounts deducted therefrom (without duplication) in the calculation of net income on account of the sum of (x) interest expense, (y) provision for income taxes and (z) depreciation and amortization expense (including but not limited to legal fees and closing costs associated with this Amendment and with the registration rights in respect of all outstanding warrants), but excluding therefrom (c) all amounts included therein on account of extraordinary items of income and expense, as well as gains from the sale of assets outside the ordinary course of business.”

SECTION 13.  CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AMENDMENT.  This Amendment shall be effective as of March 17, 2004 (such date is referred to herein as the “Effective Date”) upon full execution and delivery of the following, in each case in form and substance satisfactory to the Lenders:

(a)   this Amendment;

(b)   the Twelfth Amendment to the Loan Agreement, dated as of the date hereof, among Company and its Subsidiaries, Purchaser, as agent, and the lenders party thereto (the “Twelfth Amendment”);

(c)   the Amended and Restated Series A Note, the Amended and Restated Series B Notes, the Amended and Restated Series C Note, each dated as of the date hereof, in each case issued by Company and its Subsidiaries;

(d)   the Amended and Restated Reimbursement Agreement, dated as of the date hereof, among Company and its Subsidiaries and Purchaser; and

(e)   the consent included in the signature pages hereto of each of the Subsidiaries of the Company party to the Guaranty and each of the Lenders party to the Twelfth Amendment.

SECTION 14.  FURTHER ASSURANCES.  The Company hereby covenants to provide GE Capital with such other information respecting the business, properties, conditions, financial or otherwise, collateral, or operations of the Company or any of its Subsidiaries as GE Capital may from time to time reasonably request.

SECTION 15.  CONFIRMATION REGARDING PAYMENTS ON PREFERRED STOCK.  The Company hereby confirms that it shall not declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity, other than as set forth in Section 5G of the Loan Agreement, as amended and restated in that certain Ninth Amendment to Loan Agreement, Amendment to Amended and Restated Promissory Notes (the “Ninth Amendment”), dated as of Mach 28, 20003, by and among Borrowers and Lenders (it being understood that no payments of dividends shall be permitted pursuant to clause (ii) of Section 5G of the Loan Agreement, as amended and restated by the Ninth Amendment, if (a) at the time of such payment, the Borrowers shall not be in compliance with the financial covenants set forth in Sections 4.I.[1] and 4.I.[2] of the Loan Agreement, as such section was amended and restated in that certain Eight Amendment to the Loan Agreement and Amendment and Restatment of Note, dated as of March 22, 2001 among Borrowers and Lenders (without giving effect for purposes of this Section 4 to the terms of any subsequent amendment to Section 4.I of the Loan Agreement, including, without limitation, Sections 1.1 of this Amendment) or (b) at the time of such payment a Default or Event of Default shall have occurred and be continuing or such payment would result in the occurrence of a Default or Event of Default).

SECTION 16.  EFFECT ON PURCHASE AGREEMENT.

(a)           On and after the Effective Date, each reference in the Purchase Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import, shall mean and be a reference to the Purchase Agreement as amended hereby.

(b)           Except as specifically amended above in connection herewith, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of GE Capital under any of the Loan Documents or constitute a waiver of any provision of any of the Loan Documents.

SECTION 17.  RETROACTIVE EFFECT OF AMENDMENT.  This Amendment, although executed on the date hereof, shall be deemed to have retroactive effectiveness as if executed on October 1, 2003.

SECTION 18.  GOVERNING LAW.  THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ITS CONFLICT OF LAWS RULES.

SECTION 19.  SECTION TITLES.  Section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 20.  COUNTERPARTS.  This Amendment may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

THERMOVIEW INDUSTRIES, INC.

By:
Charles L. Smith, President

GE CAPITAL EQUITY INVESTMENTS, INC.

By:
Duly Authorized signatory
CONSENT OF THE GUARANTORS

The Subsidiaries of Company hereby (i) acknowledge receipt of a copy of this Amendment and (ii) agree that the terms and provisions thereof shall not affect in any way the obligations and liabilities of such Subsidiaries under the Guaranty or any of the other Loan Documents, all of which obligations and liabilities shall remain in full force and effect and each of which are hereby reaffirmed.

THERMOVIEW INDUSTRIES, INC.
AMERICAN HOME DEVELOPERS CO., INC.
FIVE STAR BUILDERS, INC.
KEY HOME CREDIT, INC.
KEY HOME MORTGAGE, INC.
LEINGANG SIDING AND WINDOW, INC.
PRIMAX WINDOW CO.
PRECISION WINDOW MFG., INC.
ROLOX, INC.
TD WINDOWS, INC.
THERMAL LINE WINDOWS, INC.

THERMOVIEW OF MISSOURI, INC.
THERMO-TILT WINDOW COMPANY
THOMAS CONSTRUCTION, INC.
THERMO-SHIELD OF AMERICA (ARIZONA), INC.
THERMO-SHIELD OF AMERICA (MICHIGAN), INC.
THERMO-SHIELD COMPANY, LLC
THERMO-SHIELD OF AMERICA (WISCONSIN), LLC
THERMOVIEW ADVERTISING GROUP, INC.

By:
Charles L. Smith, President

CONSENT OF LENDERS

GE CAPITAL EQUITY INVESTMENTS INC.

By:
Name, Title

RODNEY H. THOMAS

CHARLES L. SMITH

ROBERT L. COX

ROBERT L. COX, II

STEPHEN A. HOFFMANN

MITCH M. WEXLER

STEPHEN TOWNZEN

EMERGING BUSINESS SOLUTIONS, LLC
By:
Name:
Title:

RONALD L. CARMICLE

RAYMOND C. DAUENHAUER

J. SHERMAN HENDERSON, III

BRUCE C. MERRICK

GEORGE T. UNDERHILL, II

DANIEL F. DOOLEY